(Exhibit 99)

FOR IMMEDIATE RELEASE	October 19, 2015
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES PREVIOUSLY ANNOUNCED ACQUISITION OF THREE INDIANA COMMUNITIES

    FREEHOLD, NJ, October 19, 2015........ UMH Properties, Inc. (NYSE: UMH) announced that on October 16, 2015, it closed on the second tranche of its previously disclosed agreement to purchase six manufactured home communities. This tranche consists of three communities located in Indiana for a total purchase price of $36,100,000.  These three, all-age communities contain 1,254 developed homesites situated on 316 acres.  The weighted average occupancy rate for these communities is approximately 56%. With this closing, UMH now owns ninety-eight communities containing approximately 17,800 developed homesites.  In conjunction with this acquisition, UMH obtained an $8,851,000 mortgage with the Federal Home Loan Mortgage Corporation (Freddie Mac), at an interest rate of 3.96% and a 10-year maturity.

    Samuel A. Landy, President and Chief Executive Officer, commented, “We are very pleased to announce the closing of the second tranche of this acquisition.  These three, all-age communities are located in improving markets in Indiana. We have performed very well at our existing communities in these markets.  These communities all have tremendous upside potential that we intend to realize by implementing aggressive rental, sales and marketing programs.”

    UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-eight manufactured home communities with approximately 17,800 developed homesites.  These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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